                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                   AT DECEMBER 31,                        AT SEPTEMBER 30,
                                               -------------------------------------------------------  --------------------
                                                 1994       1995       1996        1997        1998       1998       1999
                                               ---------  ---------  ---------  ----------  ----------  ---------  ---------
Pre-Tax earnings.............................  $  38,479  $  69,478  $  81,912  $  101,273  $  121,307  $  92,364  $  73,628
Fixed Charges:
Interest Expense.............................      5,820      5,638      5,522       7,317       8,500      6,252      7,998
1/3 of rental payments under operating
  leases.....................................          0          0          0           0           0          0          0
                                               ---------  ---------  ---------  ----------  ----------  ---------  ---------
Total Fixed Charges..........................      5,820      5,638      5,522       7,317       8,500      6,252      7,998
                                               =========  =========  =========  ==========  ==========  =========  =========
Ratio........................................        6.6x      12.3x      14.8x       13.8x       14.3x      14.8x       9.2x
                                               =========  =========  =========  ==========  ==========  =========  =========


- For purposes of calculating the ratio of earnings to fixed charges, "Pre-tax earnings" consist of income before income taxes and extraordinary items plus fixed charges.

- For purposes of calculating the ratio of earnings to fixed charges, "Fixed Charges" consist of interest expense incurred, capitalized interest, amortization of debt expense and 1/3 of rental payments under operating leases (an amount estimated to be the interest component of such rentals).